EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick Executive Vice President/COO/CFO (760) 325-4442

CANYON BANCORP REPORTS ANNUAL RESULTS

PALM SPRINGS, CA: February 20, 2009 – Canyon Bancorp (OTCBB: CYBA) today announced total assets at December 31, 2008 were $298.0 million and net loans receivable were $251.6 million. Canyon Bancorp incurred a loss of $3,377,000 or $1.32 per diluted share for the full year ended December 31, 2008 compared to income of $3,519,000 or $1.39 per diluted share for the year ended December 31, 2007. For the three months ended December 31, 2008, Canyon Bancorp incurred a loss of $2,239,000 or $0.80 per diluted share compared to earning $421,000 or $0.17 per diluted share for the same period in 2007.

Like many Southern California banks, the Company’s earnings were adversely affected by the deterioration in the real estate market. Classified loans and loan charge-offs have increased. As a result, the Company increased the provision for loan losses from $900,000 in the fourth quarter of 2007 to $3,350,000 in the fourth quarter of 2008.

Other financial highlights as of year-end 2008 compared to year-end 2007:

•	Total assets increased $8.9 million or 3.1 percent to $298.0 million.
•	Net loans receivable increased $3.1 million or 1.3 percent to $251.6 million.
•	Total deposits increased $18.7 million or 8.1 percent to $249.3 million.
•	Capital to assets ratio for the year ended December 31, 2008 was 9.81 percent compared to 9.88 percent for the same period in 2007.

President and CEO Stephen G. Hoffmann said, “Canyon Bancorp and Canyon National Bank maintain a “Well-Capitalized” regulatory ratings and are financially strong. To supplement our capital base, during the fourth quarter we are pleased with the successful private placement of $3.9 million of common stock in a private placement. We have responded aggressively to changes in the economy and real estate markets to mitigate risk.”

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City Palm Desert. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	12/31/2008 (Unaudited)	12/31/2007 (Audited)
Assets

Cash and cash equivalents	$16,389	$13,562
Investment securities available for sale	11,846	12,196
Federal Home Loan Bank, Federal Reserve Bank
and Pacific Coast Bankers' Bank restricted stock, at cost	1,887	1,890
Loans held for sale	190	123
Loans receivable, net	251,614	248,468
Furniture, fixtures and equipment	5,221	5,680
Income tax receivable	2,345	909
Deferred tax asset	2,571	1,430
Foreclosed assets	4,483	3,073
Other assets	1,448	1,825

Total Assets	$297,994	$289,156

Liabilities and Stockholders’ Equity

Deposits:
Demand deposits	$61,046	$73,961
NOW accounts	10,581	14,223
Savings and money market	72,280	79,262
Time certificate of deposits	105,399	63,181

Total Deposits	249,306	230,627

Other borrowed funds	17,212	28,160
Other liabilities	2,245	1,795

Total Liabilities	268,763	260,582

Commitments and contingencies	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—
Common Stock; no par value; authorized 10,000,000 shares; 2,911,051 and 2,479,927 shares issued and outstanding as of December 31, 2008 and 2007, respectively	27,568	23,513
Accumulated other comprehensive income: Unrealized loss on investment securities available-for-sale	(36)	(15)
Retained earnings	1,699	5,076

Total Stockholders’ Equity	29,231	28,574
Total Liabilities and Stockholders’ Equity	$297,994	$289,156

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CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and twelve months ended December 31, 2008 and 2007

(Dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Interest income:
Loans receivable	$3,863	$5,145	$17,469	$20,034
Federal funds sold	—	45	134	522
Interest bearing deposits in other financial institutions	—	1	—	50
Investment securities available for sale	146	190	520	679

Total interest income	4,009	5,381	18,123	21,285
Interest expense
Deposits	1,234	1,517	4,748	5,883
Other borrowed funds	189	249	844	319

Total interest expense	1,423	1,766	5,592	6,202
Net interest income	2,586	3,615	12,531	15,083
Provision for loan losses	3,350	900	8,615	1,310

Net interest income after provision for loan losses	(764)	2,715	3,916	13,773

Noninterest income:
Service charges and fees	276	199	925	712
Loan related fees	49	77	247	464
Lease administration fees	97	122	399	661
Automated teller machine fees	177	179	745	699
Net loss on sale of foreclosed assets	(2)	—	(33)	—
Net gain on sale of investment securities	—	—	33	—

Total noninterest income	597	577	2,316	2,536

Noninterest expenses:
Salaries and employee benefits	1,364	1,311	5,415	5,282
Occupancy and equipment expense	384	403	1,570	1,510
Professional fees	80	96	262	373
Data processing	217	153	719	583
Marketing and advertising expense	54	109	349	436
Director and shareholder expense	110	127	481	516
Foreclosed asset expense, net	909	14	1,535	14
Other operating expense	500	377	1,784	1,680

Total noninterest expenses	3,618	2,590	12,115	10,394

Earnings/(loss) before income taxes	(3,785)	702	(5,883)	5,915
Income tax expense/(benefit)	(1,546)	281	(2,506)	2,396

Net earnings/(loss)	$(2,239)	$421	$(3,377)	$3,519

Earnings/(Loss) per share:
Basic	$(0.80)	$0.17	$(1.32)	$1.43
Diluted	$(0.80)	$0.17	$(1.32)	$1.39
Weighted average shares outstanding:
Basic	2,785,145	2,464,383	2,562,110	2,454,792
Diluted	2,785,145	2,534,926	2,562,110	2,538,636

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CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]		Twelve Months Ended [1]
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Return on average equity	-30.24%	5.86%	-11.66%	13.05%
Return on average assets	-2.98%	0.59%	-1.14%	1.31%
Yield on interest-earning assets	5.93%	8.15%	6.75%	8.52%
Cost of interest-bearing liabilities	2.81%	3.94%	2.90%	3.86%
Net interest margin	3.83%	5.47%	4.67%	6.04%
Non-interest income / average assets	0.79%	0.79%	0.78%	0.94%
Non-interest expense / average assets	4.81%	3.62%	4.09%	3.85%
Net non-interest expense / average assets	4.02%	2.83%	3.31%	2.91%
Net charge-offs/(recoveries) to average loans	3.39%	2.10%	2.82%	0.74%

	as of:
	12/31/2008	12/31/2007
Capital to assets ratio	9.81%	9.88%
Allowance for loan losses / gross loans	1.74%	1.21%
Loan to deposit ratio	103.0%	109.5%
Adversely classified loans to gross loans	7.6%	0.9%
Non-accrual loans to gross loans	7.7%	0.4%
Demand deposit accounts / total deposit accounts	24.5%	32.1%
Book value per share [2]	$10.04	$11.52

[1]	Interim periods annualized

[2]	Prior year restated for past stock dividends and splits

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